SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2003

Encision Inc.

(Exact name of registrant as specified in its charter)

Colorado	0-28604	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4828 Sterling Dr, Boulder, Colorado 80301
(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 444-2600

(Former name of former address, if changed since last report)

Item 9.        Regulation FD Disclosure.

On July 30, 2003, Encision Inc. issued a press release announcing a private equity placement .  The text of the press release is set forth beginning on the following page.

Encision Reports $1 Million

Private Equity Placement

Boulder, Colorado, July 30, 2003 — Encision Inc. (OTC Bulletin Board: ECSN), a manufacturer of patented surgical instruments which are advancing patient safety and emerging as a standard of care in minimally-invasive surgery, announced it completed a private equity placement of the Company’s securities, resulting in gross proceeds of $1,000,002.

In connection with the private placement, the Company issued 333,334 shares of common stock at a price of $3.00 per share, which represents the approximate average closing price of Encision’s securities over the past 3 months.  Wasatch Advisors, an investment adviser, was the sole participant in the private placement.  The firm, which was founded in 1975, specializes in investing in small cap companies.

There were no placement agent fees paid or any other fees to complete the transaction other than for legal counsel.  The securities were issued in accordance with Regulation D and Section 4(2) of the Securities Act of 1933, as amended.  The Company has agreed to file a registration statement to cover the shares issued in the private placement.

Encision intends to use the proceeds of the offering for working capital and other general corporate purposes.

Encision Inc. designs and manufactures innovative surgical devices that allow the surgeon to optimize technique and patient safety during a broad range of surgical procedures.  Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

Information on Wasatch Advisors can be found at http://www.wasatchfunds.com/

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Encision notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT:        Marcia McHaffie, Encision Inc., 303-444-2600 ext. 101, mmchaffie@encision.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Encision Inc.

Date: July 31, 2003	/s/ Marcia K. McHaffie
Marcia K. McHaffie
Controller Principal Accounting Officer